Sales January 2007

KMG America Corporation (NYSE:KMA) today announced January 2007 sales results for its new large case group, stop loss and voluntary business of $30.1 million which is double January 2006 sales levels. Full year 2006 sales were $45.3 million.

Kenneth Kuk, Chief Executive Officer, stated: “January 2007 sales figures exceeded our plan, and full year 2006 sales results were consistent with our previous expectations. The majority of the January 2007 new sales consisted of stop loss. We see some evidence of improved margins in that product line although we are still not at full pricing expectations. Our focus throughout the remainder of 2007 will be to continue to grow our revenue with added emphasis on voluntary and group product sales in order to move toward our desired premium mix of one third in each category.”

KMG America’s 4th quarter 2006 earnings announcement is scheduled for March 12, 2007, with the quarterly conference call to follow at 10:00 a.m. eastern standard time.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause KMG America Corporation’s actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to: implementation of its business strategy; hiring and retaining key employees and sales staff; predicting and managing claims and other costs; fluctuations in its investment portfolio; financial strength ratings of its insurance subsidiary; government regulations, policies and investigations affecting the insurance industry; competitive insurance products and pricing; reinsurance costs; fluctuations in demand for insurance products; possible recessionary trends in the U.S. economy; and other risks that are detailed from time to time in reports filed by KMG America Corporation with the Securities and Exchange Commission.